MEMORANDUM OF AGREEMENT BETWEEN
SPACE LAUNCH DELTA 45
AND
STARFIGHTERS INTERNATIONAL
FOR
EASTERN RANGE SUPPORT OF STARFIGHTER FLIGHT TEST ACTIVITIES
AGREEMENT NUMBER 21L-2-01

This Memorandum of Agreement (MOA) is between Space Launch Delta 45 (SLD 45) and Starfighters International, Inc. (hereafter "Starfighters" or "User"). When referred to collectively, SLD 45 and Starfighters are referred to as the "Parties".

1. BACKGROUND: Starfighters is a veteran-owned small business that conducts business at the Launch and Landing Facility (LLF) at NASA's Kennedy Space Center (KSC). Starfighters operates a fleet of eight F-104 fighter jets and conducts flights at speeds up to Mach 2.2. Aircraft configurations support research and development, pilot training, and space flight training. Future capabilities include suborbital and orbital launches of experiments and small payloads. Starfighter flights support both government and commercial captive-carry and air-launch experiments.

This agreement does not authorize Starfighters to conduct orbital or sub-orbital launch operations on the Eastern Range. Support for those operations will require Starfighters to execute a Commercial Space Operations Support Agreement with the Space Systems Command (SSC) S3 office,

This agreement covers scheduling and launch manifest coordination/services for Starfighter DoD operations only. Commercial flight operations will continue to be handled by FAA, Miami Missions for airspace scheduling/deconfliction.

The Eastern Range, managed by SLD 45, is the highest volume space launch range in the United States. Our primary mission is space launch. Therefore, space launch activities will generally take priority on the Eastern Range schedule. We may not be able to schedule Starfighter aircraft operations if they conflict with Eastern Range launch operations or other DoD activities.

2. AUTHORITIES: This agreement (hereinafter, the "Agreement") is entered into pursuant to 10 U.S.C. § 4175, Use of Test and Evaluation Installations by Commercial Entities, and provides the terms and conditions for the User to receive SLD 45 support for Eastern Range test flights.

Services under this Agreement are provided in accordance with:

a. 10 U.S.C. § 4175, Use of Test and Evaluation Installations by Commercial Entities

b. DoD Directive 3200.11, Major Range and Test Facility Base (MRTFB)

c. DoD Instruction 3200.18, Management and Operation of the Major Range and Test Facility Base.

d. DoDI 4000.19, Support Agreements, 16 Dec 2020

e. Range Commanders Council Document 501-12, Universal Documentation System (UDS), July 2012

f. DoD Regulation 7000.14-R (Financial Management Regulation) Volume 1 lA, Chapter 12

The User shall comply with Directives, Instructions, Regulations, etc. within the DoD and AF regulatory system deemed applicable as a User of the MRTFB. The User must also comply with all applicable Federal, State, and local rules, regulations, instructions and permits of entities that provide support pursuant to this Agreement.

3. DOMESTIC SOURCE CERTIFICATION. IAW DoDI 3200.18, Management and Operation of the Major Range and Test Facility Base (MRTFB), commercial users of the MRTFB must certify that a commercial source for the desired goods or services does not exist. The SLD 45 point of contact for commercial source certification is Christopher Hoke, (321) 494-5711, christopher.hoke@spaceforce.mil.

4. In accordance with DoD Directive 3200.11, Major Range and Test Facility Base (MRTFB), use of the MRTFB by non-DoD users shall not increase the institutional costs to the Department of Defense to operate the MRTFB.

5. Unless specifically stated to the contrary herein, no agencies of the Government other than the Department of the Air Force (DAF) and its subordinate elements are bound in any way by this Agreement.

6. PURPOSE: Starfighters currently conducts test flights from the LLF at NASA KSC. Over time, Starfighters has expanded the scope of their testing, and simultaneously, the range has become busier, causing more frequent conflicts with other range users. As a result, it will be beneficial to both parties to establish Starfighters as an official range user. This will allow Starfighters to establish SLD 45 Job Order Number (JON) accounts and directly reimburse SLD 45 for future range support. SLD 45 support may include support from a full complement of range instrumentation, including radar, telemetry and weather.

Future Starfighter operations may also include payloads for hypersonic testing or launch of orbital/suborbital vehicles. These tests will require Starfighters to execute a separate CSOSA agreement with the Department of the Air Force.

This agreement does not include use of the Cape Canaveral Space Force Station (CCSFS) Skid Strip, nor allocation of any real property on CCSFS. If Starfighters decides to request CCSFS real property usage in the future, a new updated MRTFB agreement will be required.

7. RESPONSIBILITIES OF THE PARTIES:

7.1 SLD 45 will

7.1.1. Respond to formal requests for the use of AF or USSF assets, validate User requirements and interpret AF and USSF policies concerning use of assets.

7.1.2. Designate a Delta Planning Specialist (DPS) from SLD 45/XP to serve as the User's primary Point of Contact (POC) during the initial planning phase to make the User's requirements known within the SLD 45, facilitate streamlined throughput of SLD 45 processes, and identify and facilitate access to resources required for the User's operations. Upon completion of the Statement of Support (SoS), the Program Support Manager (PSM) in 1 ROPS becomes the overall primary User interface. 1 ROPS will be the User's primary interface for range support, scheduling and airspace clearance, 45 CPTS will be the User's primary interface for all reported cost/funding information, 45 CES/CEIE will be the interface for environmental and natural/cultural resource compliance, and SLD 45/SE will be the interface for any range safety and ground safety issues.

7.1.3. Provide ER operations control. The Range Operations Commander (ROC) is the USSF individual responsible for exercising ER operations control. The ROC is responsible for and has the authority to control the conduct of, and maintain the discipline in the accomplishment of, approved ER activities (launch and other operations, including prelaunch operations). In addition, operations control may require that an activity be stopped to meet safety and technical requirements, to avoid interference with other operations, to prevent undue expenditure of resources and to adjust to resource limitations.

7.1.4. Provide ER scheduling and launch manifest coordination/services for DOD operations in accordance with Program Requirements Documents (PRDs), AF and USSF procedures and 45 SWI 13-206, Eastern Range Scheduling. Commercial operations will continue to be handled by FAA, Miami Missions for airspace scheduling/deconfliction.

7.1.5. Manage and allocate ER Special-Use Airspace, including coordination for the use of additional airspace to support ER operations.

7.1.6. Provide preliminary cost estimates, when possible, for services to be provided to the User based on SLD 45-accepted User planning documents.

7.1.7. Provide meteorological support in accordance with applicable PRDs or other approved documentation.

7.1.8. Provide operations support planning and management. The PSM is responsible for the identification and resolution of the User's ER support requirements and coordinates operations.

7.1.9. Provide support for required environmental reviews.

7.2 The User will:

7.2.1. Submit a Program Introduction and additional UDS documentation, as required, for each new air-launched vehicle (such as SILA), or missions requesting the support of SLD 45 range assets (radar, telemetry, etc). Flight operations will not be approved until a Statement of Support has been issued for each of these new missions.

7.2.2. Notify SLD 45 of any foreign nationals that will be flying in Eastern Range restricted airspace.

7.2.3. Comply with all applicable AF and USSF guidance and policies.

7.2.4. . Agree to hold harmless and indemnify the United States from any claim for damages or injury to any person or property arising out of the services provided by SLD 45.

7.2.5. . Provide SLD 45 a description of all hardware, vehicles and personnel to be utilized during Customer operations.

7.2.6. Coordinate with the SLD 45 Spectrum Management Office (1 ROPS/EMS) prior to conducting any activities that will produce radio frequency emissions. The customer's spectrum managers will contact 1 ROPS with proper Standard Frequency Action Format (SFAF) requests. When required, submit frequency details to the organizational e-mail account at 45sw.erfmo@us.af.mil. Notify 1 ROPS/EMS of any required frequency "quiet" periods.

7.2.7. Submit schedule requests to SLD 45 Range Scheduling by e-mail at lropschd@us.af.mil, or by calling (321) 853-5941/DSN 467-5941, to include operational times of Customer activities and frequency requirements. Customer should schedule operations no later than 30 days in advance. In the event of exigent circumstances that prohibit the operations to be scheduled 30 days in advance, make short-notice scheduling requests no later than by noon the day prior to the operation, and operations extension requests as soon as the Test Conductor determines an extension is necessary.

7.2.8. Coordinate authorized use of SLD 45 active Special-Use Airspace.

7.2.9. Submit an AF Form 813, Request for Environmental Analysis to SLD 45. The environmental POC will be Taylor Janice, 321-853-6638, or email taylor.janise.l@spaceforce.mil. All environmental analyses must be completed prior to beginning of operations.

8. PERSONNEL: Each Party is responsible for all costs of its personnel, including pay and benefits, support, and travel. Each Party is responsible for supervision and management of its personnel.

9. GENERAL PROVISIONS:

9.1. POINTS OF CONTACT: The following points of contact (POC) will be used by the Parties to communicate in the implementation of this MOA. Each Party may change its point of contact upon reasonable notice to the other Party.

9.1.1. For SLD 45

Primary POC:

Byron Whiteman SLD 45/XPR 321-494-7172

byron.whiteman.2@spaceforce.mil

Alternate POC:
Scott Cook SLD 45/XPR 321-494-XXXX
scott.cook.8@spaceforce.mil

9.2.1 For Starfighters:

Primary POC:
Tim Franta
Director ofF-104 Applications 321-795-8771
tim@starfighters.net

Alternate POC:
Rick Svetkoff
President and CEO
727-452-8817
rick@starfighters.net

9.2. CORRESPONDENCE: All correspondence to be sent and notices to be given pursuant to this MOA will be addressed, if to the SLD 45, to

SLD 45/XP
ATTN: Byron Whiteman
1201 Edward H. White Street
Patrick SFB, FL 32925

and, if to the [second party], to

Starfighters International, Inc.
ATTN: Rick Svetkoff
1608 N. Jasmine Avenue
Tarpon Springs, FL 34689

9.3 REVIEW OF AGREEMENT: This MOA will be reviewed annually on or around the anniversary of its effective date for financial impacts and triennially in its entirety.

9.4 MODIFICATION OF AGREEMENT: This MOA may only be modified by the written agreement of the Parties, duly signed by their authorized representatives.

9.5 DISPUTES: Any disputes relating to this MOA will, subject to any applicable law, Executive Order, Directive, or Instruction, be resolved by consultation between the Parties or in accordance with DoDI 4000.19.

9.6. TERMINATION OF AGREEMENT: SLD 45 may terminate, prohibit, or suspend immediately any test or evaluation activity to be conducted at the Eastern Range under this agreement if SLD 45 certifies in writing that the test or evaluation activity is or would be detrimental-

9.6.1. to the public health and safety;

9.6.2. to property (either public or private); or

9.6.3. to any national security interest or foreign policy interest of the United States.

This MOA may also be terminated by either Party by giving at least 180 days written notice to the other Party. The MOA may also be terminated at any time upon the mutual written consent of the Parties.

9.7. TRANSFERABILITY: This Agreement is not transferable except with the written consent of the Parties.

9.8. ENTIRE AGREEMENT: It is expressly understood and agreed that this MOA embodies the entire agreement between the Parties regarding the MOA's subject matter.

9.9. EFFECTIVE DATE: This MOA takes effect beginning on the day after the last Party signs.

9.10. EXPIRATION DATE: This Agreement expires five years from the final signature.

10. FINANCIAL RESPONSIBILITIES

10. I°. SLD 45 shall:

10.1.1. Task 45 CPTS to manage the User's JON(s) and serve as the User's POC for all reported cost/funding information. 45 CPTS will obtain the User's concurrence for establishing new JONs. 45 CPTS and the User shall work together to identify potential funding deficiencies for on-going tasks to help the User control its activities and to ensure sufficient availability of funds. 45 CPTS will meet with the customer on a quarterly basis to establish funding levels. Quarterly funds will be received by 45 CPTS via Electronic Funds Transfer (EFT) IAW the SLD 45 advance funding policy.

10.1.2. Produce certified bills for services provided to the User. The Defense Finance and Accounting Service (DFAS) will accomplish billings by monthly submission of Standard Form 1080, Voucher for Transfers Between Appropriations and/or Funds, for reimbursable costs. The SLD 45 will provide the User detailed JON activity reports within fifteen (15) working days of the end of the billing month. Details will include dollars expended, organization, Responsibility Center/Cost Center (RC/CC), Element of Expense Investment Code (EEIC) and JON.

10.2. The User will:

10.2.1. Provide funding for support services to 45 CPTS IAW provisions of this agreement. Reimburse SLD 45 IAW 10 U.S.C. § 4175 and any amendments thereto, the DoD Financial Management Regulation Volume 1lA, DoD implementing instructions, applicable AF and and any amendments thereto, USSF instructions and SLD 45 Comptroller financial policy interpretations.

10.2.2. Meet with 45 CPTS quarterly to determine future funding levels. The User shall pre-pay the Range quarterly by EFT, before services are rendered IAW the SLD 45 advance funding policy.

10.2.3. Support rendered under the terms of this Agreement will correspond with a Job Order Number (JON) funded by the User and managed by 45 CPTS. 45 CPTS will act as the financial POC for the duration of the program.

10.2.4. Not charge SLD 45 or any other USSF customers for nonproductive time caused by a launch operation.

AGREED:

For SLD 45	For STARFIGHTERS

/s/ Mark A. Shoemaker	/s/ Rick Svetkoff
MARK A. SHOEMAKER	Richard "Rick" Svetkoff
Colonel, USSF	President and CEO
Vice Commander, Operations

March 28, 2023	March 28, 2023
Date	Date